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                        SCHRODER CAPITAL FUNDS (DELAWARE)

                          INVESTMENT ADVISORY AGREEMENT

         AGREEMENT,  made as of the 9th day of January,  1996,  between Schroder
Capital  Funds  (Delaware)  (the  "Trust")  and  Schroder   Capital   Management
International Inc. (the "Adviser") as follows:

         1. The Trust is an open-end investment company which currently has five separate investment portfolios, three of which are subject to this agreement:
Schroder U.S. Smaller Companies Fund, Schroder Latin American Fund and International Equity Fund (each a "Fund" and collectively, the "Funds"). A separate class of shares of common stock of the Trust is offered to investors in each Fund. The Trust engages in the business of investing and reinvesting the assets of each Fund in the manner and in accordance with the investment objectives and restrictions specified in the Funds' Prospectuses in effect from time to time relating to the Fund included in the Trust's Registration Statement, as amended from time to time (the "Registration Statement"), filed by the Trust under the Investment Company Act of 1940 (the "1940 Act") and the Securities Act of 1933 (the "1933 Act"). Copies of the documents referred to in the preceding sentence have been furnished to the Adviser. Any amendments to those documents shall be furnished to the Adviser promptly. Pursuant to an Administrative Services Agreement between the Trust and Schroder Fund Advisors Inc. (the "Administrator"), the Trust has employed the Administrator to provide to the Trust management and other services.

         2. The Trust hereby appoints the Adviser to provide the investment advisory services specified in this agreement and the Adviser hereby accepts such appointment.

         3. (a) The Adviser shall, at its expense, (i) employ or associate with itself such persons as it believes appropriate to assist it in performing its obligations under this agreement and (ii) provide all services, equipment and facilities necessary to perform its obligations under this agreement.

                  (b) The Trust shall be responsible for all of its expenses and liabilities, including compensation of its trustees who are not affiliated with the Adviser, the Administrator or any of their affiliates; taxes and governmental fees; interest charges; fees and expenses of the Trust's independent accountants and legal counsel; trade association membership dues; fees and expenses of any custodian (including maintenance of books and accounts and calculation of the net asset value of shares of the Funds), transfer agent, registrar and dividend disbursing agent of the Trust; expenses of issuing, redeeming, registering and qualifying for sale shares of common stock in the Trust; expenses of preparing and printing share certificates, prospectuses and reports to shareholders, notices, proxy statements and reports to regulatory agencies; the cost of office supplies, including stationery; travel expenses of all officers, trustees and employees; insurance premiums; brokerage and other expenses of executing portfolio transactions; expenses of shareholders' meetings; organizational expenses; and extraordinary expenses.


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         4. (a) The Adviser shall provide to the Trust  investment  guidance and policy direction in connection with the management of the portfolio of each Fund, including oral and written research, analysis, advice, statistical and economic data and information and judgments, of both a macroeconomic and microeconomic character.

         The Adviser will determine the securities to be purchased or sold by each Fund and will place orders with broker-dealers pursuant to its determinations. The Adviser will determine what portion of the Funds' portfolios shall be invested in securities described by the policies of the Funds and what portion, if any, should be invested otherwise or held uninvested.

         The Trust will have the benefit of the investment analysis and research, the review of current economic conditions and trends and the consideration of long-range investment policy generally available to investment advisory customers of the Adviser. In making investment decisions, hereunder, it is understood that the Adviser will not use any inside information that may be in its possession or in the possession of any of its affiliates, nor will the Adviser seek to obtain any such information.

                  (b) The Adviser also shall provide to the Trust's officers administrative assistance and office space, if required, in connection with the operation of the Trust and the Funds. The administrative assistance shall include (i) compliance with all reasonable requests of the Trust for information, including information required in connection with the Trust's filings with the Securities and Exchange Commission and state securities commissions, and (ii) such other services as the Adviser shall from time to time determine, upon consultation with the Administrator, to be necessary or useful to the administration of the Trust and the Funds.

                  (c) As manager of the assets of the Funds, the Adviser shall make investments for the account of the Funds in accordance with Adviser's best judgment and within the investment objectives and restrictions set forth in the Prospectuses, the 1940 Act and the provisions of the Internal Revenue Code relating to regulated investment companies, subject to policy decisions adopted by the Trust's Board of Trustees. The Trust will promptly notify the Adviser in writing of any changes in the Funds' investment objectives and restrictions.

                  (d) The Adviser shall furnish to the Trust's Board of Trustees periodic reports on the investment performance of the Funds and on the performance of its obligations under this contract and shall supply such additional reports and information as the Trust's officers or Board of Trustees shall reasonably request.

                  (e) On occasions when the Adviser deems the purchase or sale of a security to be in the best interest of the Funds as well as other customers, the Adviser, to the extent permitted by applicable law, may aggregate the securities to be so sold or purchased in order to obtain the best execution or lower brokerage commissions, if any. The Adviser may also on occasion purchase or sell a particular security for one or more customers in different amounts. On either occasion, and to the extent permitted by applicable law and regulations, allocation of the securities so purchased or sold, as well as the expenses incurred in the transactions, will be


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made by the Adviser in the manner it considers  to be the  most  equitable  and consistent with its fiduciary obligations to the Funds and to such other customers.

                  (f) The Adviser may cause the Funds to pay a broker which provides brokerage and research services to the Adviser a commission for effecting a securities transaction in excess of the amount another broker might have charged. Such higher commissions may not be paid unless the Adviser determines in good faith that the amount paid is reasonable in relation to the services received in terms of the particular transaction or the Adviser's overall responsibilities to the Funds and any other of the Adviser's clients.

         5. The Adviser shall give the Trust the benefit of the Adviser's best judgment and efforts in rendering services under this agreement. As an inducement to the Adviser's undertaking to render these services, the Trust agrees that the Adviser shall not be liable under this agreement for any mistake in judgment or in any other event whatsoever, provided that nothing in this agreement shall be deemed to protect or purport to protect the Adviser against any liability to the Trust or its shareholders to which the Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Adviser's duties under this agreement or by reason of the Adviser's reckless disregard of its obligations and duties hereunder.

         6. In consideration of the services to be rendered by the Adviser under this agreement, each Fund shall pay the Adviser a monthly fee on the first business day of each month at the annual rate of 0.50% of the average daily value as determined on each business day (at the time set forth in the Prospectus for determining net asset value per share) of the first $100 million of the net assets of the Fund during the preceding month; 0.40% of the next $150 million of average daily net assets; and 0.35% of average daily net assets in excess of $250 million. If the fees payable to the Adviser pursuant to this paragraph 6 begin to accrue before the end of any month or if this contract terminates before the end of any month, the fees for the period from that date to the end of that month or from the beginning of that month to the date of termination, as the case may be, shall be prorated according to the proportion which the period bears to the full month in which the effectiveness or termination occurs. For purposes of calculating the monthly fees, the value of the net assets of each Fund shall be computed in the manner specified in its Prospectus for the computation of net asset value. For purposes of this agreement, a "business day" is any day the New York Stock Exchange is open for trading. No fee shall be payable hereunder with respect to a Fund during any period in which the Fund invests all (or substantially all) of its investment assets in a registered, open-end management investment company, or separate series thereof, in accordance with Section 12(d)(1)(E) under the Investment Company Act of 1940.

         7. If the aggregate expenses of every character incurred by, or allocated to, a Fund in any fiscal year, other than interest, taxes, expenses under the Plan, brokerage commissions and other portfolio transaction expenses, other expenditures which are capitalized in accordance with generally accepted accounting principles and any extraordinary expense (including, without limitation, litigation and indemnification expense), but including the fees payable under this agreement and the fees payable to the Administrator under the Administrative Services



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Agreement  ("includable  expenses"),  shall exceed the expense  limitations applicable to the Fund imposed by state securities law or regulations thereunder, as these limitations may be raised or lowered from time to time, the Adviser shall pay the Fund an amount equal to 66 2/3% of that excess, provided, however, that the Adviser shall not be required to pay any amount in excess of fees received by the Adviser from the Trust under this agreement. With respect to portions of a fiscal year in which this agreement shall be in effect, the foregoing limitations shall be prorated according to the proportion which that portion of the fiscal year bears to the full fiscal year. At the end of each month of the Trust's fiscal year, the Administrator will review the includable expenses accrued during that fiscal year to the end of the period and shall estimate the contemplated includable expenses for the balance of that fiscal year. If, as a result of that review and estimation, it appears likely that the includable expenses will exceed the limitations referred to in this paragraph 7 for a fiscal year with respect to the Fund, the monthly fees relating to the Fund payable to the Adviser under this agreementt for such month shall be reduced, subject to a later reimbursement to reflect actual expenses, by an amount equal to 66 2/3% of a pro rata portion (prorated on the basis of the remaining months of the fiscal year, including the month just ended) of the amount by which the includable expenses for the fiscal year (less an amount equal to the aggregate of actual reductions made pursuant to this provision with respect to prior months of the fiscal year) are expected to exceed the limitations provided in this paragraph 7. For purposes of the foregoing, the value of the net assets of the Fund shall be computed in the manner specified in paragraph 6, and any payments required to be made by the Adviser shall be made once a year promptly after the end of the Trust's fiscal year.

         8. (a) This contract shall become effective on January 9, 1996 and shall continue in effect until the second anniversary of the effective date of this Agreement first set forth above and from year to year thereafter, with respect to each Fund only so long as the continuance is specifically approved at least annually (i) by the vote of a majority of the outstanding voting securities of the Funds (as defined in the 1940 Act) or by the Trust's Board of Trustees and (ii) by the vote, cast in person at a meeting called for the purpose, of a majority of the Trust's Trustees who are not parties to this agreement or "interested persons" (as defined in the 1940 Act) of any such party.

                  (b) This agreement may be terminated with respect to a Fund at any time, without the payment of any penalty, by a vote of a majority of the outstanding voting securities of the Fund (as defined in the 1940 Act) or by a vote of a majority of the outstanding voting securities of the Fund (as defined in the 1940 Act) or by a vote of a majority of the Trust's entire Board of Trustees on 60 days' written notice to the Adviser or by the Adviser on 60 days' written notice to the Trust. This agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act).

         9. Except to the extent necessary to perform the Adviser's obligations under this agreement, nothing herein shall be deemed to limit or restrict the right of the Adviser, or any affiliate of the Adviser, or any employee of the Adviser, to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, firm, individual or association.


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         10. The  investment  management  services  of the  Adviser to the Trust under this Agreement are not to be deemed exclusive as to the Adviser and the Adviser will be free to render similar services to others.

         11. The Adviser consents to the use by the Fund in its name of the name "Schroder," or any variant thereof, but only on condition that (a) any change in such name which continues to use the "Schroder" name or variant is approved in writing by the Adviser and (b) so long as this Agreement shall comply with all the provisions expressed herein to be performed, fulfilled or complied with by it. No such name shall be used by the Fund at any time or in any place for any


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purposes or under any  conditions  except as provided in this paragraph 11. Upon any termination of this Agreement by either party or upon the violation of any of its provisions by the Fund, the Fund will at the request of the Adviser made within 60 days after the Adviser has knowledge of such termination or violation, change its name so as to eliminate all reference to "Schroder" or any variant thereof and will not thereafter transact any business in a name containing such name or variant, or otherwise use such name or variant.

         12. This Agreement shall be construed in accordance with the laws of the State of New York, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act.

         If the foregoing correctly sets forth the agreement between the Trust and the Adviser, please so indicate by signing and returning to the Trust the enclosed copy hereof.



                                           SCHRODER CAPITAL FUNDS (DELAWARE)


                                           By: /s/ Laura E. Luckyn-Malone
                                                   ----------------------
                                                   Title: President


SCHRODER CAPITAL MANAGEMENT
     INTERNATIONAL INC.


By: /s/ Jane P. Lucas
        -------------------------------
        Title: Director and Senior Vice President


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